Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
EMAGEON INC.
at
$1.82 Net Per Share
by
AMICAS Acquisition Corp.
a wholly-owned subsidiary of
AMICAS, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,
NEW YORK CITY TIME, APRIL 1, 2009 UNLESS THE OFFER IS EXTENDED.

March 5, 2009

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by AMICAS Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of AMICAS, Inc., a Delaware corporation (“AMICAS”), to act as Information Agent in connection with Purchaser’s offer to purchase all outstanding shares of common stock, $0.001 par value per share (the “Shares”), of Emageon Inc., a Delaware corporation (“Emageon”), at a price of $1.82 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 5, 2009 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

There is no financing condition to the Offer. The Offer is subject to various conditions, including the condition that, at the expiration of the Offer, there have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then beneficially owned by AMICAS, Purchaser and their majority-owned subsidiaries, constitutes at least a majority of the total number of the then-outstanding Shares on a “fully diluted basis” (which means, as of any time, the number of Shares outstanding, together with all Shares (if any) which the Company would be required to issue (which excludes Shares that are issuable upon the exercise of options and warrants that have an exercise price greater than the Offer Price) pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, but only to the extent then so exercisable, convertible or exchangeable). If more than a majority and less than 90 percent of the Shares then outstanding on a fully diluted basis are tendered pursuant to the Offer and not withdrawn, Purchaser may, under certain circumstances described in the Offer to Purchase, exercise the top-up option (as described in the Offer to Purchase). The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase — “Conditions of the Offer.”

The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase).

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Offer to Purchase, dated March 5, 2009;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup federal income tax withholding;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to StockTrans, Inc. (the “Depositary”) by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

4. A letter to stockholders of Emageon from Charles A. Jett, Jr., the President and Chief Executive Officer of Emageon, accompanied by Emageon’s Solicitation/Recommendation Statement on Schedule 14D-9; and

5. A printed letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6. A return envelope addressed to StockTrans, Inc., the Depositary, for your use only.

The Offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 23, 2009, among AMICAS, Purchaser and Emageon, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Emageon and Emageon will be the surviving corporation (the “Merger”), and each outstanding Share (other than Shares held in the treasury of Emageon, Shares owned by Purchaser, AMICAS, any direct or indirect majority-owned subsidiary of Purchaser or AMICAS or Emageon or held by stockholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the Delaware General Corporation Law to exercise appraisal rights in connection with the Merger) will by virtue of the Merger, and without any action by the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and subject to applicable withholding taxes, payable to the holder thereof upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in the Offer to Purchase.

The Emageon board of directors has unanimously determined that the Merger Agreement, the Offer and the Merger are advisable, fair to and in the best interests of, Emageon and its stockholders and approved the Merger Agreement, the Offer and the Merger. The Emageon board of directors unanimously recommended that Emageon stockholders accept the Offer and tender their Shares pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the terms of the Merger Agreement, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the Expiration Date if and when Purchaser gives oral or written notice to StockTrans, Inc. (the “Depositary”) of Purchaser’s acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state.

In order to tender Shares pursuant to the Offer, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Neither AMICAS nor Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will, upon request, be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on April 1, 2009, unless the Offer is extended in accordance with the terms of the Merger Agreement.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

Morrow & Co., LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF AMICAS, PURCHASER, EMAGEON, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902

BANKS AND BROKERAGE FIRMS, PLEASE CALL: (203) 658-9400
HOLDERS CALL TOLL FREE: (800) 607-0088
E-Mail: emag.info@morrowco.com

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